Exhibit 10.1

Robert S. Harrison

Chairman & Chief Executive Officer

July 25, 2018

Sent via email to rmallelamoraga@gmail.com Personal and Confidential

Ravi Mallela

103 Cypress Point Way Moraga, CA 94556

Dear Ravi:

Thank you again for spending time with members of our executive management team and others who truly appreciated learning more about your background and related experience. 1 hope you also felt that the time spent with each person allowed you to gain a better insight into First Hawaiian Bank and the opportunity we discussed.

It gives me great pleasure to confirm our conditional offer for the position of Executive Vice President, Chief Financial Officer and Treasurer of First Hawaiian Bank. This position is located in Honolulu, Hawaii. You will also be appointed a member of the Senior Management Committee of First Hawaiian Bank and appointed as Executive Vice President, Chief Financial Officer and Treasurer of First Hawaiian Bank's holding company, First Hawaiian, Inc. You will assume this position upon your start date.

Compensation. The compensation package associated with our offer is as follows:

Your base salary will be $450,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly on the company's regularly scheduled pay dates.

Additionally, upon your start date, First Hawaiian Bank will pay you a one-time sign-on bonus of $150,000. This bonus will be paid in one lump sum in a separate check on the next regularly scheduled pay date after you start employment with First Hawaiian Bank. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event you leave First Hawaiian Bank before the one year anniversary of your start date, you will be responsible for reimbursing the company for the entire signing bonus.

You will be eligible to participate in the First Hawaiian Inc. Annual Bonus Plan. As an Executive Vice President, CFO and Treasurer, your target annual bonus is 75% of your base salary. Annual incentive awards under the Bonus Plan may be in the form of cash, equity awards or a combination of the two. The bonus is awarded based on the performance of First Hawaiian Bank and your individual performance. As part of this offer, your bonus for the 2018 performance year will be 75% of your base salary.

First Hawaiian Bank • 999 Bishop Street • 29TH Floor • Honolulu • Hawaii 96813 .

Ravi Mallela
July 25, 2018 Page 2 of 3

The Bank will also provide you with an auto allowance of $7,200 per year which is paid monthly at the rate of $600 per month.

Long-Term Incentive Plan. You will be eligible to participate in the First Hawaiian, Inc. Long-Term Incentive Plan (LTIP) beginning in 2018 for the 2018 —  2020 performance period. Awards under the LTIP will be made in the form of performance share units (PSUs) with successive, overlapping three-year performance periods and are subject to the terms of the LTIP. As part of this offer, you will be granted PSUs valued at $668,834 for the 2018 —  2020 LTIP award.

Stock Grant. In consideration of the unvested shares that you earned while you were at your current employer, First Hawaiian Bank also agrees to award you a replacement grant valued at $991,472 under the First Hawaiian, Inc. 2016 Omnibus Incentive Compensation Plan. This grant will be issued to you in the form of restricted share units (RSUs) of First Hawaiian, Inc. stock with a three-year vesting schedule.

Relocation Allowance. In consideration of your relocation from California to Honolulu, Hawaii, First Hawaiian Bank agrees to reimburse you for your expenses associated with your relocation, up to a maximum of $30,000, which will be grossed up. Attached is a separate agreement outlining the terms of this benefit. As part of our standard practice, we require your understanding and agreement that should you leave at your own volition within the first three years of your employment, we will require reimbursement of the relocation expenses as outlined in the attached agreement. To coordinate your relocation plans and prior to confirming any relocation commitments, please contact Iris Matsumoto in our Human Resources Division at imatsumoto@fhb.com or (808) 525-8765 who will be glad to assist you with your relocation needs.

Other. As a member of the Senior Management Committee, you will also be eligible for benefits under the terms and provisions of the Executive Change-In-Control Retention Plan of First Hawaiian Bank.

Benefits. As an employee of First Hawaiian Bank, you will be eligible to participate in a broad set of employee programs in accordance with the Bank's policy. These include medical, dental and vision benefits which will begin the first of the month following four weeks of employment. Based on a hire date in 2018, you will accrue vacation at the rate of four weeks per calendar year beginning in 2019.

Upon hire, you are also eligible to participate in the Bank's 401(k) Savings Plan with the company matching contribution commencing after twelve months of employment. In addition, company contributions on your behalf into the money purchase retirement plan will begin the first of the month following twelve months of employment.

You will be eligible to participate in the First Hawaiian, Inc. Deferred Compensation Plan. This plan provides you with an opportunity to defer a portion of your base salary and bonus on a pre-tax basis. Additionally, you will receive an Executive Retirement Contribution equivalent to 7.5% of your base salary including your annual bonus. This contribution will be made on your behalf to the Deferred Compensation Plan. Additional information on this plan will be provided to you upon hire.

Ravi Mallela
July 25, 2018 Page 3 of 3

Banking services such as mortgage and consumer loan rates will be provided at a reduced rate beginning the first of the month following four weeks of employment. Detailed information on these and other benefits will be reviewed with you upon hire.

You will also be provided a reserved parking stall at First Hawaiian Center.

Additional Information. While an employee of First Hawaiian Bank, information relating to account balances, financial or other confidential information relating to customers or other proprietary information will be held in strict confidence. It is also expected that you will observe the policies and procedures of First Hawaiian Bank and its parent company at all times.

Your employment relationship with First Hawaiian Bank is voluntary and based on mutual consent. The employment First Hawaiian Bank offers you is terminable at will. Accordingly, you may resign your employment, and First Hawaiian Bank likewise may terminate your employment, at any time, for any reason, with or without cause where it believes it is in the First Hawaiian Bank's best interest.

In order for First Hawaiian Bank to comply with the Immigration Reform and Control Act, your employment with First Hawaiian Bank is contingent on your eligibility to work in the United States. Accordingly, please bring appropriate verification of eligibility to work in the United States on your first day. This offer is also contingent upon First Hawaiian Bank receiving negative results from a drug screening and satisfactory pre-employment background checks.

No individual other than myself has the authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to First Hawaiian Bank's policy of employment at will. Any such agreement or representation must be in writing and must be signed by you and I. Your signature at the end of this letter confirms that no promises or agreements that are contrary to our at-will relationship have been committed to you during any of our pre-employment discussions with First Hawaiian Bank, and that this letter contain our complete agreement regarding the terms and conditions of your employment.

To indicate your acceptance of this offer, please sign and date the enclosed original and return it to me.

Ravi, I look forward to working with you. Please do not hesitate to give me a call at (808) 525-7766 if I can answer any questions you may have.

Sincerely,

/s/ Robert S. Harrison
Robert S. Harrison

Agreed and accepted as of:
/s/ Ravi Mallela	07/25/18
Ravi Mallela	Date Signed

RAVI MALLELA

AGREEMENT TO REIMBURSE RELOCATION EXPENSES

In the event of my voluntary separation of employment from First Hawaiian Bank within one year of my hire date, I agree to repay First Hawaiian Bank 100% of the approved relocation expenses incurred by me that were provided by First Hawaiian Bank, up to a maximum of $30,000 for which I have received reimbursement.

In the event of my voluntary separation of employment from First Hawaiian Bank within two years of my hire date, I agree to repay First Hawaiian Bank 75% of the approved relocation expenses incurred by me that were provided by First Hawaiian Bank, up to a maximum of $22,500 for which I have received reimbursement.

In the event of my voluntary separation of employment from First Hawaiian Bank within three years of my hire date, I agree to repay First Hawaiian Bank 50% of the approved relocation expenses incurred by me that were provided by First Hawaiian Bank, up to a maximum of $15,000 for which I have received reimbursement.

Repayment of expenses as noted above will be due immediately upon my separation of employment. In order to make such repayment, I agree and authorize First Hawaiian Bank to withhold any sums due me from my final wages as part or full repayment of the reimbursement amount owed.

Relocation expenses must be submitted for reimbursement within six months of my start date.

Agreed and Accepted as of:

/s/ Ravi Mallela	07/25/18
Ravi Mallela	Date Signed